Exhibit 99

Press Release

FOR IMMEDIATE RELEASE	CONTACT:	Susan Ostrow
Director, Investor Relations
(603) 773-1212

TIMBERLAND REPORTS RECORD THIRD QUARTER REVENUE AND EARNINGS

STRATHAM, NH, October 21, 2004 – The Timberland Company (NYSE: TBL) today reported record third quarter net income of $68.6 million and diluted earnings per share (EPS) of $1.92, compared with third quarter 2003 net income of $53.3 million and diluted EPS of $1.47.  Timberland’s record results reflected strong global revenue gains and continued benefits from gross margin expansion, which enabled delivery of strong profit growth while supporting increased investment against global brand building initiatives.

•                  Third quarter revenue increased 11.3% to $493.9 million, driven by gains in both U.S. and international markets.  U.S. revenues grew 6.0%, reflecting balanced growth from footwear and apparel offerings – and across wholesale (+6.0%) and retail channels (+6.0% on a 1.3% comparable store sales gain).  International results (+19.3% or +10.6% in constant dollars) reflected double-digit constant dollar sales growth in Asia and strong constant dollar gains in Europe.  Overall revenue growth benefited from favorable foreign exchange rate changes – which added $15.3 million (or 3.4%) to third quarter revenue.

•                  Third quarter results were supported by strong global footwear sales.  Global footwear revenues expanded 13.6% to $388.2 million, driven by strong growth in men’s and women’s casual and kids’ categories.  Global apparel and accessories revenue grew 3.1% to $101.4 million, as gains in Timberland® brand apparel in the U.S. and Asia offset constant dollar declines in Europe and lower levels of Timberland PRO® series apparel sales.

•                  Operating profit for the quarter increased 26.9% to $106.0 million, and operating margin rose 2.7 percentage points to 21.5%.  Profit gains reflected strong revenue growth and significant gains in gross margin, which benefited from foreign exchange rate changes, lower product-related costs, lower markdowns and favorable business mix.  For the quarter, foreign exchange rate changes contributed approximately $11.4 million to operating profit.

•                  EPS for the quarter expanded 30.6% to $1.92, reflecting profit gains and continued benefits from share repurchases.  During the quarter, the Company repurchased 978 thousand shares at a total cost of $54.8 million.  For the year to date, Timberland has repurchased 1.3 million shares at a total cost of $75.0 million.  The Company currently has 3.3 million shares remaining under its existing share repurchase program.

•                  Timberland ended the quarter with $119.8 million in cash and no debt outstanding.  Timberland drove improvement in annual inventory turns and days sales outstanding, supporting an increase in return on capital from 28.1% to 32.5%.

Jeffrey B. Swartz, Timberland’s President and Chief Executive Officer, stated, “Timberland delivered record third quarter results, reflecting continued progress in developing the Timberland® brand portfolio and continued benefits from our efforts to enhance total system execution.  We continue to drive solid growth across major product categories and geographies through a consistent focus on delivering against the enduring equities of the Timberland brand – while adapting our go-to-market strategies to better serve the needs of the broad range of Timberland consumers across the globe.  We also continue to benefit from our focus on delivering superior customer service, leveraging a strengthened value chain that is supporting stronger growth and improved operating efficiencies.  We are further refining our brand building approach through our Make it Better™ marketing campaign which powerfully communicates Timberland’s brand essence and values – and deepens our relationship with Timberland consumers.

We are pleased to have delivered strong financial results in the third quarter.  We are targeting mid single-digit revenue growth for the balance of this year and believe that we are on track towards delivering strong revenue growth and double-digit profit gains in 2004.  Looking ahead to 2005, we intend to drive solid revenue gains and continued strong earnings growth, leveraging strategies focused on capturing the great potential we see for the Timberland brand.”

Note that comments made by Mr. Swartz are Timberland’s performance targets, based on current expectations.  These comments are forward-looking, and actual results may differ materially.

As previously announced, Timberland will be hosting a conference call to discuss third quarter results today at 8:25 AM Eastern Time.  Interested parties may listen to this call through the investor relations section of the Company’s website, www.timberland.com, or by calling (617) 786-2963 and providing access code number 54715597.  Replays of this conference call will be available through the investor relations section of the Company’s website.

Timberland (NYSE: TBL) is a global leader in the design, engineering and marketing of premium-quality footwear, apparel and accessories for consumers who value the outdoors and their time in it.  Timberland® products offer quality workmanship and detailing and are built to withstand the elements of nature.  The Company’s products can be found in leading department and specialty stores as well as Timberland® retail stores throughout North America, Europe, Asia, Latin America, South Africa and the Middle East.  More information about Timberland is available in the Company’s reports filed with the Securities and Exchange Commission (SEC).

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Various factors could cause the results of The Timberland Company to be materially different from any future results expressed or implied by such forward-looking statements.  Such factors include, but are not limited to the Company’s ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure a majority of its products from independent manufacturers; (iii) manage its foreign exchange rate risks; and (iv) other factors, including those detailed from time to time in The Timberland Company’s filings made with the SEC.  The Timberland Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

This press release also includes a discussion of constant dollar revenue growth, a non-GAAP measure.  As required by SEC rules, we have provided a reconciliation of this measure on an attached table that follows our financial statements.  Additional required information is located in the Form 8-K furnished to the SEC on October 21, 2004.

# # #

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	Oct. 1, 2004	Sept. 26, 2003	Dec. 31, 2003

ASSETS
Current assets
Cash and equivalents	$119,779	$35,902	$241,803
Accounts receivable, net	279,182	264,036	125,088
Inventory	182,979	175,490	119,581
Prepaid expense	21,335	21,925	25,906
Deferred income taxes	22,400	21,256	27,182
Total current assets	625,675	518,609	539,560

Net property, plant and equipment	75,812	68,939	76,360

Goodwill	14,163	14,163	14,163

Intangible assets	3,991	3,515	3,807

Other assets, net	9,496	7,103	7,826

Total assets	$729,137	$612,329	$641,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$54,379	$50,236	$38,026
Accrued expense	110,966	108,996	115,425
Income taxes payable	39,976	34,358	27,482
Derivative liabilities	4,264	6,334	16,058
Total current liabilities	209,585	199,924	196,991

Other liabilities	11,081	5,231	9,318

Deferred income taxes	8,086	6,689	6,944

Stockholders’ equity	500,385	400,485	428,463

Total liabilities and stockholders’ equity	$729,137	$612,329	$641,716

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Oct. 1, 2004	Sept. 26, 2003	Oct. 1, 2004	Sept. 26, 2003
Revenue	$493,933	$443,960	$1,045,920	$926,690
Cost of goods sold	250,161	241,160	521,200	498,886

Gross profit	243,772	202,800	524,720	427,804

Operating expense
Selling	110,761	98,202	287,429	246,203
General and administrative	26,994	21,072	71,436	59,487
Total operating expense	137,755	119,274	358,865	305,690

Operating income	106,017	83,526	165,855	122,114

Other expense (income)
Interest expense	147	328	547	767
Other, net	(548)	305	(1,594)	(226)
Total other expense (income)	(401)	633	(1,047)	541

Income before income taxes	106,418	82,893	166,902	121,573

Provision for income taxes	37,778	29,620	59,250	43,158

Net income	68,640	$53,273	$107,652	$78,415

Earnings per share
Basic	$1.96	$1.51	$3.08	$2.20
Diluted	$1.92	$1.47	$3.00	$2.15

Weighted-average shares outstanding
Basic	34,962	35,378	34,985	35,684
Diluted	35,712	36,189	35,868	36,512

THE TIMBERLAND COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in Thousands)

(Unaudited)

	For the Nine Months Ended
	Oct. 1, 2004	Sept. 26, 2003
Cash flows from operating activities:

Net income	$107,652	$78,415
Adjustments to reconcile net income to net cash provided/(used) by operating activities:
Deferred income taxes	1,323	532
Amortization of deferred compensation	2,357	1,308
Depreciation and other amortization	16,585	16,138
Loss on disposal of property, plant & equipment	86	—
Tax benefit from stock option plans	11,579	8,098
Increase/(decrease) in cash from changes in working capital items:
Accounts receivable	(154,386)	(125,869)
Inventory	(63,469)	(51,917)
Prepaid expense	4,471	353
Accounts payable	16,733	12,238
Accrued expense	(4,354)	18,004
Income taxes	12,523	14,262
Net cash used by operating activities	(48,900)	(28,438)

Cash flows from investing activities:
Additions to property, plant and equipment, net	(15,577)	(10,646)
Other, net	(1,561)	847
Net cash used by investing activities	(17,138)	(9,799)

Cash flows from financing activities:
Common stock repurchases	(74,985)	(84,153)
Issuance of common stock	19,172	14,665
Net cash used by financing activities	(55,813)	(69,488)
Effect of exchange rate changes on cash	(173)	2,432
Net decrease in cash and equivalents	(122,024)	(105,293)
Cash and equivalents at beginning of period	241,803	141,195
Cash and equivalents at end of period	$119,779	$35,902

THE TIMBERLAND COMPANY

REVENUE ANALYSIS

(Amounts in Thousands)

	For the Three Months Ended			For the Nine Months Ended
	Oct. 1, 2004	Sept. 26, 2003	% Change	Oct. 1, 2004	Sept. 26, 2003	% Change
Revenue by Segment:
US Wholesale	$234,286	$221,011	6.0	$450,066	$421,319	6.8
US Consumer Direct	50,457	47,588	6.0	122,824	113,289	8.4
Total US	284,743	268,599	6.0	572,890	534,608	7.2

International	209,190	175,361	19.3	473,030	392,082	20.6

Revenue by Product
Footwear	388,154	341,806	13.6	800,895	698,019	14.7
Apparel and Accessories	101,407	98,388	3.1	235,435	218,799	7.6
Royalty and Other	4,372	3,766	16.1	9,590	9,872	(2.9)

Revenue by Channel
Wholesale	407,528	364,857	11.7	816,256	724,034	12.7
Consumer Direct	86,405	79,103	9.2	229,664	202,656	13.3

Note: Domestic Retail Comparable Store Sales	1.3%	1.1%		1.9%	(1.4)%

THE TIMBERLAND COMPANY

RECONCILIATION OF TOTAL AND INTERNATIONAL REVENUE INCREASES

TO CONSTANT DOLLAR REVENUE INCREASES

(Amounts in Millions)

Total Company Revenue Reconciliation:

	For the Three Months Ended Oct. 1, 2004		For the Nine Months Ended Oct. 1, 2004
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$50.0	11.3	$119.2	12.9
Increase due to foreign exchange rate changes	15.3	3.4	39.8	4.3
Revenue increase in constant dollars	34.7	7.9	79.4	8.6

International Revenue Reconciliation:

	For the Three Months Ended Oct. 1, 2004		For the Nine Months Ended Oct. 1, 2004
	$ Change	% Change	$ Change	% Change
Revenue increase (GAAP)	$33.8	19.3	$80.9	20.6
Increase due to foreign exchange rate changes	15.3	8.7	39.8	10.1
Revenue increase in constant dollars	18.5	10.6	41.1	10.5